PROSPECTUS SUPPLEMENT                                     EXHIBIT 99.1
(To Prospectus dated July 11, 2003)         REGISTRATION NO. 333-43142



                             [WIRELESS HOLDRS logo]


                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Wireless HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                        Primary
                                                              Share     Trading
                     Name of Company              Ticker     Amounts    Market
      ----------------------------------------   --------   ---------  ---------
      Aether Systems, Inc.                         AETH         1       NASDAQ
      AT&T Wireless Services                       AWE         40        NYSE
      Crown Castle International Corp.             CCI          4        NYSE
      Deutsche Telekom AG *                         DT      18.48409     NYSE
      LM Ericsson Telephone Company *             ERICY        7.4      NASDAQ
      Motorola, Inc.                               MOT         41        NYSE
      Nextel Communications, Inc.                  NXTL        16       NASDAQ
      Nextel Partners, Inc.                        NXTP         4       NASDAQ
      Nokia Corp. *                                NOK         23        NYSE
      Qualcomm Incorporated                        QCOM        13       NASDAQ
      Research In Motion Limited (1)               RIMM         4       NASDAQ
      RIF Micro Devices, Inc.                      RFMD         4       NASDAQ
      SK Telecom Co., Ltd. *                       SKM         17        NYSE
      Sprint Corporation (2)                       FON        10.5       NYSE
      SR Telecom Inc.                              SRXA      0.1047     NASDAQ
      Telesp Celular Participacoes S.A. *          TCP          3        NYSE
      United States Cellular Corporation           USM          1        AMEX
      Verizon Communications                        VZ         17        NYSE
      Vodafone Group p.l.c. *                      VOD         21        NYSE
      Western Wireless Corporation                 WWCA         2       NASDAQ
      -------------------------------

      (1) Research In Motion Limited (NASDAQ:RIMM; TSX:RIM) announced a 2-for-1 stock split on its common stock payable on June 4, 2004 to shareholders of record as of May 27, 2004. Effective June 10, 2004 the share amount of Research In Motion Limited represented by a round lot of 100 Wireless HOLDRS was 4.

      (2) Shares of Sprint Corporation--PCS Group (NYSE:PCS) were previously included in Wireless HOLDRS and were traded, along with shares of Sprint Corporation--FON Group (NYSE:FON) as tracking stocks. As a result of a reclassification of shares, effective April 23, 2004, the PCS tracking stock was eliminated and each share of PCS common stock was automatically converted into .50 shares of FON common stock. Effective April 26, 2004 the share amount of Sprint Corporation (in the form of Sprint Corporation--FON Group shares) represented by a round lot of 100 Wireless HOLDRS was 10.5.

      * The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2004.